Exhibit 10.1

SIXTH AMENDMENT TO CREDIT AGREEMENT

This Sixth Amendment to Credit Agreement is dated May 31, 2013, by and among ATI Funding Corporation, a Delaware corporation (“ATI Funding”), TDY Holdings, LLC, a Delaware limited liability company (“TDYH”) (ATI Funding and TDYH are each, a “Borrower” and collectively, the “Borrowers”), the Guarantors (as defined in the Credit Agreement (as hereinafter defined)) party hereto, the Lenders (as hereinafter defined) party hereto and PNC Bank, National Association (“PNC Bank”) as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) (the “Sixth Amendment”).

W I T N E S S E T H:

WHEREAS, the Borrowers, the Guarantors, PNC Bank and various other financial institutions party thereto (PNC Bank and such other financial institutions are each, a “Lender” and collectively, the “Lenders”) and the Administrative Agent entered into that certain Credit Agreement, dated July 31, 2007, as amended by (i) that certain First Amendment to Credit Agreement, dated May 29, 2009, among the Borrowers, the Guarantors, the Lenders and the Administrative Agent, (ii) that certain Second Amendment to Credit Agreement, dated December 22, 2010, among the Borrowers, the Guarantors, the Lenders and the Administrative Agent, (iii) that certain Third Amendment to Credit Agreement, dated March 11, 2011, among the Borrowers, the Guarantors, the Lenders and the Administrative Agent, (iv) that certain Fourth Amendment to Credit Agreement, dated November 9, 2011, among the Borrowers, the Guarantors, the Lenders and the Administrative Agent, and (v) that certain Fifth Amendment to Credit Agreement, dated April 4, 2012, among the Borrowers, the Guarantors, the Lenders and the Administrative Agent (as further amended, restated, modified or supplemented from time to time, the “Credit Agreement”); and

WHEREAS, the Borrowers and the Guarantors desire to amend certain provisions of the Credit Agreement and the Lenders and the Administrative Agent shall permit such amendments pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises contained herein and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. All capitalized terms used herein that are defined in the Credit Agreement shall have the same meaning herein as in the Credit Agreement unless the context clearly indicates otherwise.

2. Section 1.1 of the Credit Agreement is hereby amended by inserting the following defined terms in appropriate alphabetical order:

Commodity Exchange Act shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

Eligible Contract Participant shall mean an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder.

Eligibility Date shall mean, with respect to each Borrower and Guarantor and each Swap Obligation, the date on which this Agreement or any other Loan Document becomes effective with respect to such Swap Obligation (for the avoidance of doubt, the Eligibility Date shall be the date of the execution of the Lender Provided Interest Rate Hedge related to such Swap Obligation if this Agreement or any other Loan Document is then in effect with respect to such Borrower or Guarantor, and otherwise it shall be the date of execution and delivery of this Agreement and/or such other Loan Document(s) to which such Borrower or Guarantor is a party).

Excluded Swap Obligations shall mean, with respect to any Borrower or Guarantor, any Swap Obligation if, and to the extent that, all or a portion of this Agreement, any Guaranty Agreement or any other Loan Document that relates to such Swap Obligation (or any Guaranty thereof or the grant by such Borrower or Guarantor of a security interest to secure such Swap Obligation) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Borrower’s or Guarantor’s failure for any reason to constitute an “Eligible Contract Participant” on the Eligibility Date for such Swap Obligation. Notwithstanding anything to the contrary contained in the foregoing or in any other provision of this Agreement or any other Loan Document, the foregoing is subject to the following provisos: (a) if a Swap Obligation arises under a master agreement governing more than one Swap Obligation, this definition shall only include the portion of such Swap Obligation for which such guaranty or security interest is or becomes illegal as a result of the failure by such Borrower or Guarantor for any reason to qualify as an Eligible Contract Participant on the Eligibility Date for such Swap Obligation; (b) if a guarantee of a Swap Obligation would cause such obligation to be an Excluded Swap Obligation but the grant of a security interest would not cause such obligation to be an Excluded Swap Obligation, such Swap Obligation shall constitute an Excluded Swap Obligation for purposes of the guaranty but not for purposes of the grant of the security interest; and (c) if there is more than one Borrower or Guarantor executing this Agreement or the other Loan Documents and a Swap Obligation would be an Excluded Swap Obligation with respect to one or more of such Persons, but not all of them, the definition of Excluded Swap

Obligation with respect to each such Person shall only be deemed applicable to (i) the particular Swap Obligations that constitute Excluded Swap Obligation with respect to such Person, and (ii) the particular Person with respect to which such Swap Obligations constitute Excluded Swap Obligations.

HRPF shall mean the advanced specialty metals Hot-Rolling and Processing Facility at Allegheny Ludlum, LLC’s Brackenridge, PA site for production of flat-rolled specialty metals.

HRPF Venture shall mean a Joint Venture that may be formed by ATI after the Sixth Amendment Closing Date for the purpose of operating and maintaining the HRPF.

Qualified ECP Loan Party shall mean, in respect of any Swap Obligation of a Loan Party, each Loan Party that has total assets exceeding Ten Million and 00/100 Dollars ($10,000,000.00) on the applicable Eligibility Date or such other Loan Party as constitutes an Eligible Contract Participant and can cause another Loan Party to qualify as an Eligible Contract Participant at such time by entering into a “letter of credit or keepwell, support, or other agreement” under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Sixth Amendment Closing Date shall mean May 31, 2013.

Swap Obligation shall mean, with respect to any Borrower or Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act, and the regulations thereunder.

3. Section 1.1 of the Credit Agreement is hereby further amended by restating the following definitions in their entirety as set forth below:

Consolidated EBIT for any period of determination shall mean the sum of (i) net income (or loss) (excluding extraordinary gains or losses including, without limitation, those items created by mandated changes in accounting treatment), plus (ii) net interest expense, (iii) plus all charges against or minus credits to income for federal, state and local taxes, (iv) plus or minus, as applicable, any other non-cash non-recurring items of gain or loss with respect to such fiscal period not already excluded hereunder, (v) plus or minus, as applicable, any non-cash pension expense or income, provided, however, that voluntary pension contributions shall not be included in calculating pension expense or income, and (vi) plus any extinguishment expenses paid for the premium (whether allocated to debt or equity) required to tender ATI’s 4.25% convertible notes due in 2014, in each case of ATI and its Subsidiaries for such period determined and consolidated in accordance with GAAP.

Expiration Date shall mean, with respect to the Revolving Credit Commitments, May 31, 2018.

Hedging Contracts shall mean currency swap agreements, energy, raw material, commodity and other swap agreements and futures agreements, interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, option agreements or any other similar hedging agreements or arrangements (including, without limitation, any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act and the regulations thereunder) entered into by a Loan Party in the ordinary course of business and not for speculative purposes.

Obligation shall mean any obligation or liability of any of the Loan Parties, howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due, under or in connection with (i) this Agreement, the Notes, the Letters of Credit, the Administrative Agent’s Letter or any other Loan Document whether to the Administrative Agent, any of the Lenders or their Affiliates or other persons provided for under such Loan Documents, and (ii) any Lender Provided Interest Rate Hedge. Notwithstanding the foregoing provisions in this definition, Obligations shall not include Excluded Swap Obligations.

4. Section 7.2.4 of the Credit Agreement is hereby amended by (a) deleting the “or” at the end of clause (v) thereof, and (b) deleting clause (vi) thereof in its entirety and in its stead inserting the following:

(vi) the transfer of the HRPF and other non-material assets necessary or required in the conduct of the HRPF Venture’s business to the HRPF Venture so long as (a) there shall not exist any Event of Default or Potential Default immediately prior to and after giving effect to any such transfer, and (b) all Inventory owned by any Loan Party to be processed by the HRPF Venture at the HRPF shall remain Inventory of such Loan Party at all times; or

(vii) any sale, transfer or lease of properties or assets, other than those specifically excepted pursuant to clauses (i) through (vi) above, provided that:

(A) there shall not exist any Event of Default or Potential Default immediately prior to and after giving effect to such sale; and

(B) the aggregate value of such assets sold, transferred or leased by the Loan Parties and their Subsidiaries during the term of this Agreement shall not exceed twenty percent (20%) of Consolidated Tangible Assets during the term of this Agreement or ten percent (10%) of Consolidated Tangible Assets in any fiscal year.

5. Section 7.2.5 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

7.2.5 Subsidiaries and Partnerships.

Each of the Loan Parties shall not, and shall not permit any of its Domestic Subsidiaries to own or create directly or indirectly any Subsidiaries other than (i) any Subsidiary which has joined this Agreement as Guarantor on the Closing Date; (ii) HRPF Venture so long as (a) there shall not exist any Event of Default or Potential Default immediately prior to and after giving effect to the formation of the HRPF Venture, and (b) ATI beneficially owns or holds greater than fifty percent (50%) of any class of the voting equity interests of the HRPF Venture at all times; and (iii) any Subsidiary formed or acquired after the Closing Date (other than LPAD, PADL and HRPF Venture, each of which has been or may be formed or acquired and which are not or will not be subject to the joinder requirements of Section 10.13 hereof) which joins this Agreement as a Guarantor pursuant to Section 10.13 [Joinder of Guarantors]; provided, however, such Subsidiary shall not be required to join this Agreement as a Guarantor pursuant to Section 10.13 [Joinder of Guarantors] (1) if such Subsidiary (a) exists on the date of this Agreement or is acquired by a Loan Party or Subsidiary of a Loan Party and is a Foreign Subsidiary or (b) is formed or organized as a Foreign Subsidiary by a Loan Party or Subsidiary of a Loan Party after the date of this Agreement, or (2) if the total assets of such Subsidiary are less than Fifty Million and 00/100 Dollars ($50,000,000.00), and provided further that no Domestic Subsidiary of Ladish LLC with assets equal to or greater than Fifty Million and 00/100 Dollars ($50,000,000.00) shall be required to execute a Guarantor Joinder or such other documents required by Section 10.13 [Joinder of Guarantors] until the twentieth (20th) Business Day after (i) the Ladish Notes Payoff Date, or (ii) the Ladish Notes Amendment Date, whichever occurs first.

6. Section 7.2.9 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

7.2.9 Maximum Leverage Ratio.

The Loan Parties shall not at any time permit the Leverage Ratio to exceed (i) 4.00 to 1.00, calculated as of June 30, 2013 and the end of each fiscal quarter thereafter through and including the fiscal quarter ending December 31, 2014, in each case for the period equal to the four (4) fiscal quarters then ended, (ii) 3.75 to 1.00, calculated as of March 31, 2015 for the period equal to the four (4) fiscal quarters then ended and (iii) 3.50 to 1.00, calculated as of June 30, 2015 and the end of each fiscal quarter thereafter, in each case for the four (4) fiscal quarters then ended.

7. Section 7.2.11 of the Credit Agreement is hereby deleted in its entirety and in its stead is inserted the following:

7.2.11 Negative Pledges.

Each of the Loan Parties covenants and agrees that it shall not, and shall not permit any of its Subsidiaries to, enter into any agreement with any Person which, in any manner, whether directly or contingently, prohibits, restricts or limits the right of any of the Loan Parties from granting any Liens to the Administrative Agent or the Lenders, except (i) Liens permitted pursuant to Section 7.2.1 [Liens] and (ii) any agreement that prohibits, restricts or limits the right of any Loan Party from pledging its equity interests in the HRPF Venture.

8. Section 8.2.5 of the Credit Agreement is hereby amended by adding the following new paragraph to the end thereof:

Notwithstanding the foregoing, amounts received from any Loan Party that is not an Eligible Contract Participant shall not be applied to any Excluded Swap Obligations owing to any Lender providing a Lender Provided Interest Rate Hedge (it being understood, that in the event that any amount is applied to Obligations other than Excluded Swap Obligations as a result of this sentence, the Administrative Agent shall make such adjustments as it determines are appropriate to distributions pursuant to this Section 8.2.5 [Application of Proceeds] from amounts received from Eligible Contract Participants to ensure, as nearly as possible, that the proportional aggregate recoveries with respect to Obligations described in above paragraphs of this Section 8.2.5 [Application of Proceeds] by Lenders providing

Lender Provided Interest Rate Hedges that are the holders of any Excluded Swap Obligations are the same as the proportional aggregate recoveries with respect to other Obligations pursuant to the above paragraphs of this Section 8.2.5 [Application of Proceeds]).

9. The following is added as a new Section 10.17 of the Credit Agreement:

10.17 Keepwell.

Each Qualified ECP Loan Party hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Loan Party in order for such Loan Party to honor its guaranty obligations under this Agreement, or other Loan Documents, in each case, in respect of Swap Obligations of a Loan Party (provided, however, that each Qualified ECP Loan Party shall only be liable under this Section 10.17 [Keepwell] for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 10.17 [Keepwell], or otherwise under this Agreement or any Loan Document, as it relates to such other Loan Parties, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Loan Party under this Section 10.17 [Keepwell] shall remain in full force and effect until performance in full of all Lender Provided Interest Rate Hedges entered into from time to time by any Loan Party prior to the date on which all Obligations are paid in full to the Lenders, the Administrative Agent, and all of the Lenders’ Commitments are terminated. The Qualified ECP Loan Parties intend that this Section 10.17 [Keepwell] constitutes, and this Section 10.17 [Keepwell] shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Loan Party for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. Notwithstanding the provisions of this Section 10.17, this Section 10.17 does not constitute and shall not be construed as a guaranty by any Loan Party hereto, or an undertaking by any Loan Party with respect to, any obligation which Allegheny Technologies Incorporated may have under this Section 10.17.

10. Schedule 1.1(A) to the Credit Agreement is hereby deleted in its entirety and in its stead is inserted Schedule 1.1(A) attached hereto.

11. The provisions of Sections 2 through 10 of this Sixth Amendment shall not become effective until the Administrative Agent has received the following items, each in form and substance acceptable to the Administrative Agent and its counsel:

(a) this Sixth Amendment, duly executed by each of the Loan Parties and the Lenders;

(b) payment of all fees and expenses owed to the Lenders, the Administrative Agent, and the Administrative Agent’s counsel in connection with this Sixth Amendment and the Credit Agreement (including, without limitation, any such fees and expenses payable pursuant to any fee letter entered into between the Borrowers and the Administrative Agent in connection herewith); and

(c) such other documents as may be reasonably requested by the Administrative Agent.

12. Each Loan Party hereby reconfirms and reaffirms all representations and warranties, agreements and covenants made by it pursuant to the terms and conditions of the Credit Agreement, except as such representations and warranties, agreements and covenants may have heretofore been amended, modified or waived in writing in accordance with the Credit Agreement.

13. Each Loan Party acknowledges and agrees that each and every document, instrument or agreement, which at any time has secured the Obligations including, without limitation, the Guaranty Agreements, hereby continues to secure the Obligations.

14. Each Loan Party hereby represents and warrants to the Lenders and the Administrative Agent that (i) such Loan Party has the legal power and authority to execute and deliver this Sixth Amendment, (ii) the officers of such Loan Party executing this Sixth Amendment have been duly authorized to execute and deliver the same and bind such Loan Party with respect to the provisions hereof, (iii) the execution and delivery hereof by such Loan Party and the performance and observance by such Loan Party of the provisions hereof and of the Credit Agreement and all documents executed or to be executed in connection herewith or therewith, do not violate or conflict with the organizational agreements of such Loan Party or any law applicable to such Loan Party or result in a breach of any provision of or constitute a default under any other agreement, instrument or document binding upon or enforceable against such Loan Party, and (iv) this Sixth Amendment, the Credit Agreement and the documents executed or to be executed by such Loan Party in connection herewith or therewith constitute legal, valid and binding obligations of such Loan Party in every respect, enforceable in accordance with their respective terms.

15. Each Loan Party represents and warrants that (i) no Event of Default exists under the Credit Agreement, nor will any occur as a result of the execution and delivery of this Sixth Amendment or the performance or observance of any provision hereof, (ii) the schedules attached to and made a part of the Credit Agreement, are true and correct in all material respects as of the date hereof, except as such schedules may have heretofore been amended or modified or updated in writing in accordance with the Credit Agreement, and (iii) it presently has no known claims or actions of any kind at law or in equity against any Lender or the Administrative Agent arising out of or in any way relating to the Credit Agreement or the other Loan Documents.

16. Each reference to the Credit Agreement that is made in the Credit Agreement or any other document executed or to be executed in connection therewith shall hereafter be construed as a reference to the Credit Agreement as amended hereby.

17. The agreements contained in this Sixth Amendment are limited to the specific agreements made herein. Except as amended hereby, all of the terms and conditions of the Credit Agreement and the other Loan Documents shall remain in full force and effect. This Sixth Amendment amends the Credit Agreement and is not a novation thereof.

18. This Sixth Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts each of which, when so executed, shall be deemed to be an original, but all such counterparts shall constitute but one and the same instrument.

19. This Sixth Amendment shall be governed by, and shall be construed and enforced in accordance with, the Laws of the Commonwealth of Pennsylvania without regard to the principles of the conflicts of law thereof. Each Loan Party hereby consents to the jurisdiction and venue of the Court of Common Pleas of Allegheny County, Pennsylvania and the United States District Court for the Western District of Pennsylvania with respect to any suit arising out of or mentioning this Sixth Amendment.

[INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, and intending to be legally bound, the parties hereto have caused this Sixth Amendment to be duly executed by their duly authorized officers the day and year first above written.

BORROWERS:

WITNESS:	ATI FUNDING CORPORATION

/s/ Jason R. Suslak	By:	/s/ Rose Marie Manley
	Name:	Rose Marie Manley
	Title:	President

WITNESS:	TDY HOLDINGS, LLC

/s/ Jason R. Suslak	By:	/s/ Rose Marie Manley
	Name:	Rose Marie Manley
	Title:	President

GUARANTORS:

WITNESS:	ALLEGHENY TECHNOLOGIES INCORPORATED

/s/ Jason R. Suslak	By:	/s/ Dale G. Reid
	Name:	Dale G. Reid
	Title:	Executive Vice President

WITNESS:	ATI OPERATING HOLDINGS, LLC

/s/ Jason R. Suslak	By:	/s/ Dale G. Reid
	Name:	Dale G. Reid
	Title:	President

WITNESS:	OREGON METALLURGICAL, LLC (formerly known as “OREGON METALLURGICAL CORPORATION”)

/s/ Jason R. Suslak	By:	/s/ Dale G. Reid
	Name:	Dale G. Reid
	Title:	President

WITNESS:	ALLEGHENY LUDLUM, LLC (formerly known as “ALLEGHENY LUDLUM CORPORATION”)

/s/ Jason R. Suslak	By:	/s/ Dale G. Reid
	Name:	Dale G. Reid
	Title:	Executive Vice President

WITNESS:	ATI PROPERTIES, INC.

/s/ Jason R. Suslak	By:	/s/ Patrick J. Viccaro
	Name:	Patrick J. Viccaro
	Title:	Vice President

WITNESS:	TDY INDUSTRIES, LLC (formerly known as “TDY INDUSTRIES, INC.”)

/s/ Jason R. Suslak	By:	/s/ Dale G. Reid
	Name:	Dale G. Reid
	Title:	President

WITNESS:	ALC FUNDING CORPORATION

/s/ Jason R. Suslak	By:	/s/ Rose Marie Manley
	Name:	Rose Marie Manley
	Title:	President

WITNESS:	JEWEL ACQUISITION, LLC

/s/ Jason R. Suslak	By:	/s/ Dale G. Reid
	Name:	Dale G. Reid
	Title:	President

WITNESS:	JESSOP STEEL, LLC

/s/ Jason R. Suslak	By:	/s/ Dale G. Reid
	Name:	Dale G. Reid
	Title:	President

WITNESS:	INTERNATIONAL HEARTH MELTING, LLC

	By:	OREGON METALLURGICAL, LLC, its Sole Manager

/s/ Jason R. Suslak	By:	/s/ Dale G. Reid
	Name:	Dale G. Reid
	Title:	President

WITNESS:	ATI PRECISION FINISHING, LLC (formerly known as “ROME METALS, LLC”)

/s/ Jason R. Suslak	By:	/s/ Dale G. Reid
	Name:	Dale G. Reid
	Title:	Executive Vice President

WITNESS:	TI OREGON, INC.

/s/ Jason R. Suslak	By:	/s/ Dale G. Reid
	Name:	Dale G. Reid
	Title:	President

WITNESS:	TITANIUM WIRE CORPORATION

/s/ Jason R. Suslak	By:	/s/ Dale G. Reid
	Name:	Dale G. Reid
	Title:	President

WITNESS:	ATI CANADA HOLDINGS, INC.

/s/ Jason R. Suslak	By:	/s/ Dale G. Reid
	Name:	Dale G. Reid
	Title:	President

WITNESS:	ALLEGHENY TECHNOLOGIES INTERNATIONAL, INC.

/s/ Jason R. Suslak	By:	/s/ Dale G. Reid
	Name:	Dale G. Reid
	Title:	President

WITNESS:	AII INVESTMENT CORP.

/s/ Jason R. Suslak	By:	/s/ Rose Marie Manley
	Name:	Rose Marie Manley
	Title:	President

WITNESS:	ENVIRONMENTAL, INC.

/s/ Jason R. Suslak	By:	/s/ Dale G. Reid
	Name:	Dale G. Reid
	Title:	President

WITNESS:	AII ACQUISITION, LLC

/s/ Jason R. Suslak	By:	/s/ Dale G. Reid
	Name:	Dale G. Reid
	Title:	President

WITNESS:	ATI TITANIUM LLC

/s/ Jason R. Suslak	By:	/s/ Dale G. Reid
	Name:	Dale G. Reid
	Title:	President

AGENTS AND LENDERS:

PNC BANK, NATIONAL ASSOCIATION, as a Lender and as Administrative Agent

By:	/s/ David B. Gookin
Name:	David B. Gookin
Title:	Executive Vice President

CITIBANK, N.A., as a Lender and as Co-Syndication Agent

By:	/s/ Raymond G. Dunning
Name:	Raymond G. Dunning
Title:	Vice President

JPMORGAN CHASE BANK, N.A., as a Lender and as Co-Syndication Agent

By:	/s/ Peter S. Predun
Name:	Peter S. Predun
Title:	Executive Director

BANK OF AMERICA N.A., for itself, as a Lender and as Co-Documentation Agent, and as successor by merger to LASALLE BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Mike Delaney
Name:	Mike Delaney
Title:	Director

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender and as Co-Documentation Agent

By:	/s/ George Stoecklein
Name:	George Stoecklein
Title:	Director

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender and as a Co-Managing Agent

By:	/s/ Kevin Buddhdew
Name:	Kevin Buddhdew
Title:	Vice President

By:	/s/ Patrick L. Freytag
Name:	Patrick L. Freytag
Title:	Associate

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender and as Co-Managing Agent

By:	/s/ James Travagline
Name:	James Travagline
Title:	Director

THE BANK OF NEW YORK MELLON, as a Lender and as Co-Managing Agent

By:	/s/ William M. Feathers
Name:	William M. Feathers
Title:	Vice President

MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Kelly Chin
Name:	Kelly Chin
Title:	Authorized Signatory

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Christopher S. Helmeci
Name:	Christopher S. Helmeci
Title:	Senior Relationship Manager

SCHEDULE 1.1(A)

PRICING GRID—

VARIABLE PRICING AND FEES BASED ON LEVERAGE RATIO

(PRICING EXPRESSED IN BASIS POINTS)

Level	Leverage Ratio	Commitment Fee	Letter of Credit Fee	Revolving Credit Base Rate Spread	Revolving Credit LIBOR Rate Spread
I	Less than or equal to 1.5 to 1.0	17.5	125.0	25.0	125.0
II	Greater than 1.5 to 1.0 but less than or equal to 2.0 to 1.0	20.0	150.0	50.0	150.0
III	Greater than 2.0 to 1.0 but less than or equal to 3.0 to 1.0	25.0	175.0	75.0	175.0
IV	Greater than 3.0 to 1.0 but less than or equal to 3.5 to 1.0	30.0	225.0	125.0	225.0
V	Greater than 3.5 to 1.0	35.0	250.0	150.0	250.0

For purposes of determining the Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee Rate:

(a) The Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee Rate shall be based on Level III of the Pricing Grid above as of the Sixth Amendment Closing Date.

(b) The Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Letter of Credit Fee Rate shall be recomputed as of the end of each fiscal quarter ending after the Sixth Amendment Closing Date based on the Leverage Ratio as of such quarter end. Any increase or decrease in the Applicable Margin, the Applicable Commitment Fee Rate or the Applicable Letter of Credit Fee Rate computed as of a quarter end shall be effective on the date on which the Compliance Certificate evidencing such computation is due to be delivered under Section 7.3.3 [Compliance Certificate].

(c) If, as a result of any restatement of or other adjustment to the financial statements of ATI or for any other reason, ATI or the Lenders determine that (i) the Leverage Ratio as calculated by ATI as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in higher pricing for such period, the Borrowers shall

SCHEDULE 1.1(A) - 1

immediately and retroactively be obligated to pay to the Administrative Agent for the account of the applicable Lenders, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrowers under the Bankruptcy Code of the United States, automatically and without further action by the Administrative Agent, any Lender or the Issuing Lender), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. This paragraph shall not limit the rights of the Administrative Agent, any Lender or the Issuing Lender, as the case may be, under Section 2.10 [Letter of Credit Subfacility] or 3.3 [Interest After Default] or 8 [Default]. The Borrowers’ obligations under this paragraph shall survive the termination of the Commitments and the repayment of all other Obligations hereunder.

SCHEDULE 1.1(A) - 2